Exhibit 10.1

Loan Nos. 04 2508 01

93-0909703

FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Amendment”) is entered into as of May 9, 2014, by and among FAMOUS DAVE’S OF AMERICA, INC., a Minnesota corporation, D&D OF MINNESOTA, INC., a Minnesota corporation, LAKE & HENNEPIN BBQ AND BLUES, INC., a Minnesota corporation, FAMOUS DAVE’S RIBS, INC., a Minnesota corporation, FAMOUS DAVE’S RIBS-U, INC., a Minnesota corporation, and FAMOUS DAVE’S RIBS OF MARYLAND, INC., a Minnesota corporation (each, individually, a “Borrower” and, collectively, the “Borrowers”), the lenders from time to time a party hereto (each, a “Lender” and, collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as Administrative Agent and L/C Issuer.

R E C I T A L S

A.         Borrowers, Wells Fargo, as Administrative Agent and L/C Issuer, and the Lenders a party thereto have entered into that certain Second Amended and Restated Credit Agreement dated as of March 4, 2010, as amended by that certain letter agreement dated February 1, 2011, and that certain First Amendment to Second Amended and Restated Credit Agreement dated as of July 5, 2011 and that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of November 1, 2012 and that certain Third Amendment to Second Amended and Restated Credit Agreement dated March 14, 2013 (the “Credit Agreement”).

B.         As of the date hereof, Wells Fargo is the only Lender under the Credit Agreement.

C.         The parties desire to amend the Credit Agreement to modify certain provisions of the Credit Agreement, all subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers and Lenders hereby covenant and agree as follows:

1.         Definitions. Capitalized terms used herein and not defined herein shall have the meanings provided therefor in the Credit Agreement.

2.         Amendment Closing Date. As used in this Amendment, the term “Amendment Closing Date” shall mean the first date that all the conditions precedent set forth in this Amendment are satisfied or waived in accordance herewith.

3.         Amendments to Credit Agreement. Effective as of the Amendment Closing Date:

(a)        The following definitions in Section 1.01 of the Credit Agreement shall be amended and restated in their entirety as follows:

“Consolidated Cash Flow Ratio” means, as of the end of any Reference Period, the ratio of (a) (i) Consolidated Cash Flow, less (ii) dividends paid by any Borrower (other than to another Borrower), in each case, for such Reference Period to (b) the sum of Consolidated Financial Obligations and Consolidated Rental Expense, in each case, for such Reference Period.

“Fee Letter” means the letter agreement, dated as of May 9 2014 by and between the Borrowers and the Administrative Agent, as the same may be amended, restated, modified or otherwise supplemented from time to time.

“Growth Capital Expenditures” means Capital Expenditures related to the construction, acquisition or opening of new Restaurants during any fiscal year or the remodeling of any existing Restaurants during any fiscal year.

(b)       Section 7.06 of the Credit Agreement is hereby amended and restated in its entirety as follows:

7.06     Restricted Payments.

Directly or indirectly, declare, or pay or make any Restricted Payment, or set aside or otherwise deposit or invest any sums for such purpose, or agree to do any of the foregoing; provided, however, that (a) Restricted Payments from one Borrower to another Borrower (only to the extent that the same may lawfully be made by such Borrower in accordance with applicable Laws), and (b) Restricted Payments consisting of Permitted Stock Repurchases, shall be permitted so long as, in the case of each of the foregoing clauses (a) and (b), (1) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Restricted Payment, (2) Borrowers will be in pro forma compliance with the financial covenants set forth in Article XIV hereof as of the most recently ended Reference Period for which financial statements were delivered hereunder on a pro forma basis both before and after giving effect to such Restricted Payment; (3) both before and after giving effect to such Restricted Payment, the Adjusted Leverage Ratio is, or would be, greater than the Incurrence Ratio, and (4) the aggregate consideration for any such Permitted Stock Repurchase shall be paid in cash and the aggregate amount paid in connection with all of such Permitted Stock Repurchases made hereunder shall not exceed (A) in the aggregate in any fiscal year, an amount which, when added to the aggregate amount of all Growth Capital Expenditures made or incurred by Borrowers and their Subsidiaries in the aggregate during such fiscal year exceeds the dollar amount for such fiscal year set forth in the table in Section 14.03 in any fiscal year (i.e., $12,500,000 (or, to the extent provided for in the paragraph following that table, $15,000,000) in fiscal year 2012 or 2013 or $15,000,000 in fiscal year 2014 and each fiscal year thereafter) or (B) $45,000,000 in the aggregate from and after July 5, 2011, and provided, further, that, cash dividends may be paid by any Borrower at any time after March 31, 2014 to the extent that the same may lawfully be made by such Borrower in accordance with applicable Laws.

(c)        Section 14.03 of the Credit Agreement is hereby amended and restated in its entirety as follows:

14.03 Capital Expenditures; Permitted Stock Repurchases.

No Borrower shall, nor shall any Borrower permit any Subsidiary to, directly or indirectly make or become legally obligated to make any Growth Capital Expenditures costing in excess of an amount equal to (a) the applicable amount listed in the table below in the aggregate for the Borrowers and their Subsidiaries during each applicable fiscal year, minus (b) in each case, an amount equal to the aggregate consideration paid in connection with all Permitted Stock Repurchases made during the applicable fiscal year:

Fiscal Year	Amount
FY 2009 through FY 2011	$25,000,000
FY 2012 and 2013	$12,500,000
FY 2014 and each FY thereafter	$15,000,000

Notwithstanding the foregoing, the $12,500,000 amount set forth above for fiscal years 2012 and 2013 may be increased by not more than $2,500,000 (to a maximum of $15,000,000) only if the following conditions are satisfied: (1) Consolidated EBITDA for both the current Reference Period and the immediately preceding Reference Period shall have equaled or exceeded $17,000,000; and (2) either (A) as of the last day of the current Reference Period the Maximum Revolving Credit Loan Commitment shall exceed the Total Revolving Credit Outstandings by $10,000,000 or more, or (B) as of the last day of both the current Reference Period and the immediately preceding Reference Period, the Maximum Revolving Credit Loan Commitment shall have equaled or exceeded the Total Revolving Credit Outstandings by $7,500,000 or more.

4.         Organizational Documents. Each of the Borrowers represents and warrants that (a) the articles or certificates of formation or organization and bylaws of such Borrower most recently furnished to Administrative Agent have not been modified or amended (except for amendments furnished to Administrative Agent) and remain in full force and effect (b) the representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.26 and 5.27 of the Credit Agreement are true and correct in all material respects as of the date hereof.

5.         Term Loan. The parties hereto hereby acknowledge and agree that the outstanding principal balance of the Term Loan and the Term Loan Commitment have been reduced to $4,476,667 as of April     , 2014.

6.         Conditions Precedent to Effectiveness of this Amendment. The effectiveness of this Amendment is subject to satisfaction of the following conditions precedent:

 (a)       The Administrative Agent’s receipt of the following, unless waived by the Administrative Agent, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower, each dated the Amendment Closing Date (or, in the case of certificates of governmental officials, a recent date before the Amendment Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)       two (2) executed counterparts of this Amendment;

(ii)      two (2) executed counterparts of the Fee Letter;

(iii)     a revised Compliance Certificate as of the end of the fourth fiscal quarter of fiscal year 2013 evidencing compliance with the financial covenants set forth in Article XIV of the Credit Agreement (including the amended Section 14.04 set forth above);

(iv)     such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents executed in connection herewith to which such Borrower is a party;

(v)      a favorable opinion or opinions (or an update of any existing opinion or opinions given on or about the Closing Date) of counsel to the Borrowers, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and this Amendment and the Loan Documents as the Administrative Agent may reasonably request; and

(vi)      such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require;

(b)       The Borrowers shall have paid to the Administrative Agent for the account of each applicable Lender all fees required to be paid hereunder or under the Fee Letter by Borrowers on the Amendment Closing Date; and

(c)       Unless waived by the Administrative Agent, the Borrowers shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Amendment Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

7.         Ratification. The Credit Agreement, as amended by this Amendment, is hereby ratified and remains in full force and effect. Nothing contained herein shall be deemed to be a novation of any Note or otherwise affect the priority of the lien of any Loan Documents.

8.         Release. In consideration of the Administrative Agent’s and the Lenders’ entering into this Amendment, each Borrower hereby fully and unconditionally releases and forever discharges each of the Administrative Agent and the Lenders, and their respective directors, officers, employees, subsidiaries, branches, affiliates, attorneys, agents, representatives, successors and assigns and all persons, firms, corporations and organizations acting on any of their behalves (collectively, the “Released Parties”), of and from any and all claims, allegations, causes of action, costs or demands and liabilities, of whatever kind or nature, from the beginning of the world to the date on which this Amendment is executed, whether known or unknown, liquidated or unliquidated, fixed or contingent, asserted or unasserted, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, anticipated or unanticipated, which any Borrower or any Subsidiary has, had, claims to have or to have had or hereafter claims to have or have had against the Released Parties by reason of any act or omission on the part of the Released Parties, or any of them, occurring prior to the date on which this Amendment is executed, including all such loss or damage of any kind heretofore sustained or that may arise as a consequence of the dealings among the parties up to and including the date on which this Amendment is executed, including the administration or enforcement of the Credit Agreement (collectively, all of the foregoing are the “Claims”). Each Borrower represents and warrants that it has no knowledge of any claim by it or by any Subsidiary against the Released Parties or of any facts or acts or omissions of the Released Parties which on the date hereof would be the basis of a Claim by it or by any Subsidiary or any other Loan Party against the Released Parties which is not released hereby, and each Borrower represents and warrants that the foregoing constitutes a full and complete release of all Claims by or on behalf of each Borrower and any Subsidiary. The inclusion of a release provision in this Amendment shall not give rise to any inference that but for such release, any Claim otherwise would exist.

9.         Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

FAMOUS DAVE’S OF AMERICA, INC.,
a Minnesota corporation

By:	/s/ Diana Purcel

Name: Diana Purcel

Title: Chief Financial Officer

D&D OF MINNESOTA, INC., a Minnesota corporation

By:	/s/ Diana Purcel

Name: Diana Purcel

Title: Chief Financial Officer

LAKE & HENNEPIN BBQ AND BLUES, INC., a Minnesota corporation

By:	/s/ Diana Purcel

Name: Diana Purcel

Title: Chief Financial Officer

FAMOUS DAVE’S RIBS, INC., a Minnesota corporation

By:	/s/ Diana Purcel

Name: Diana Purcel

Title: Chief Financial Officer

FAMOUS DAVE’S RIBS-U, INC.,
a Minnesota corporation

By:	/s/ Diana Purcel

Name: Diana Purcel

Title: Chief Financial Officer

FAMOUS DAVE’S RIBS OF MARYLAND, INC., a Minnesota corporation

By:	/s/ Paul D. Ziccarelli

Name: Paul D. Ziccarelli

Title: President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Stephen Leon
Name:	Stephen Leon
Title:	Managing Director

By:	/s/ Darcy McLaren
Name:	Darcy McLaren
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuer and as a Lender

By:	/s/ Stephen Leon
Name:	Stephen Leon
Title:	Managing Director

By:	/s/ Darcy McLaren
Name:	Darcy McLaren
Title:	Director